AGREEMENT AND PLAN OF REORGANIZATION
               ------------------------------------

This AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated December 30, 2003, between Telco Blue, ("TBLU" or the "Company"), a Delaware corporation and, Promotional Containers Manufacturing, Inc. ("PCM"), a Nevada corporation. The parties acknowledge and agree that the terms and provisions of this Agreement, including without limitation the shares of stock transferable hereunder, may not be assigned without the prior written approval of the other party.

The Company's authorized capital consists of 75,000,000 shares of common stock, par value $0.00l. As of the effective date of this Agreement, TBLU has approximately 5,500,000 common shares issued and outstanding.

                     PLAN OF REORGANIZATION
                      ----------------------
The reorganization will comprise in general, the acquisition of PCM by TBLU pursuant to an I.R.S. qualified tax free exchange whereupon PCM shall become a wholly owned subsidiary of TBLU, all subject to the terms and conditions of the agreement hereinafter set forth. For purposes of this Agreement, the terms "shares", "stock" and/or "common capital stock", shall be interchangeable.

                           AGREEMENT
                          ------------
In order to consummate the foregoing Plan of Reorganization, and in consideration of the premises and of the representations and undertakings herein set forth, the parties agree as follows:

1. Transfer of shares. Upon and subject to the terms and conditions herein stated, TBLU shall acquire from PCM's shareholders, whose signatures appear below, whom shall transfer, assign, and convey to TBLU all of the issued and outstanding shares of PCM's common stock to TBLU in exchange for 28,600,000 shares of TBLU newly issued stock. By virtue of the transaction, TBLU shall acquire PCM as a going concern, including all of the properties and assets of PCM of every kind, nature, and description, tangible and intangible, wherever situated, including, without limiting the generality of the foregoing, its business as a going concern, its goodwill, and the corporate name (subject to changes referred to or permitted herein or occurring in the ordinary course of business prior to the time of closing provided herein).

2. Issuance and delivery of stock. In consideration of and in exchange for the foregoing transfer, assignment, and conveyance, and subject to compliance by TBLU and PCM with their warranties and undertakings contained herein, simultaneously at the time of the merger, TBLU shall caused to be issued and deliver to PCM one or more stock certificates registered in the name of the undersigned shareholders of PCM, on a pro-rata basis totaling 28,600,000 shares in exchange for 100% of the outstanding shares of PCM Common stock. In addition to the float, which at present is approximately 5,500,000 shares, 6,750,000 shares shall be issued or shall have been issued to various and several parties to be determined prior to Closing, of which 1,300,000 shares shall be registered in an S-8 registration as set forth in Section 3 below herein. All of the shares exchanged shall, upon such issuance and delivery, shall be deemed fully paid and non-assessable. It is anticipated that there will be approximately 40,850,000 shares issued and outstanding post merger.

3. Registration. Within five business days from Closing, or as soon as practicable thereafter, the surviving entity will enact an S-8 registration for services rendered for 2,300,000 shares, which includes the 1,300,000 as set forth in the Section 2 above herein, the names of which shall be submitted to Carmine Bua, Esq., 3838 Camino Del Rio North #333, San Diego, CA.

4. Dissenting shares: None. PCM represents and warrants that there are no dissenting shareholders with respect to the proposed merger or acquisition.

5. Place of closing. The closing of this agreement and all deliveries hereunder shall take place in person or via electronic closing by fax or e-mail.

6. Time of closing. The date of closing shall be January 5th, 2004,
unless extended by mutual agreement of the parties.   The last date
fixed by mutual agreement of the parties or otherwise becoming effective under this paragraph shall constitute the closing date.

7. Representations and warranties of TBLU. TBLU and its shareholders represent and warrant to PCM that:

   (a) Corporate status. TBLU is a corporation duly organized and existing under the laws of the State of Delaware with an authorized capital stock consisting of 75,000,000 Common shares, of which 5,500,000 common shares are currently issued and outstanding.

   (b) Disposition of assets. Since September 30, 2003, there has been no material adverse change in the assets or liabilities or in the condition, financial or other of TBLU, except changes occurring in the ordinary course of business and changes referred to or permitted herein. All assets presently in TBLU shall be spun out prior to Closing and there shall be no assets in the Company at the time of Closing.

   (c) Lawsuits and claims. TBLU is not a party to or threatened by any litigation, proceeding, or controversy before any court or administrative agency which might result in any change in the business or properties of TBLU or which change would be substantially adverse taking into account the entire business and properties of TBLU; TBLU is not in default with respect to any judgment, order, writ, injunction, decree, rule, or regulation of any court or administrative agency. However, prior to Closing, TBLU will form a subsidiary corporation with the intent to pursue a potential civil and/or criminal action against its former President, Ron McIntyre and others.

   (d) Taxes. TBLU has filed with the appropriate governmental agencies all tax returns required by such agencies to be filed by it and is not in default with respect to any such filing. TBLU has paid all taxes claimed to be due by state and local taxing authorities and has not been examined by representatives of the United States Internal Revenue Service for federal taxes since inception.

   (e) Financial Condition: TBLU represents and warrants that it will have no material liabilities except as disclosed in this Agreement at the time of Closing.

   (f) Financial Statements. TBLU represents and warrants that it will complete full audits of its financial statements for the past year according to GAAP and that the same shall be certified as true and correct by the current officers and directors of TBLU.

   (g) No Misstatements: TBLU has not made any material misrepresentation of its financial condition or failed to disclose any material fact which, if disclosed, would cause PCM not to close.

8. Representations and warranties of PCM. PCM represents and warrants to TBLU that:

   (a) Corporate status. PCM is a Nevada corporation in good standing duly organized and existing under the laws of the State of Nevada, with an authorized capital stock consisting of 30,000,000 shares of common stock, $0.001 par value, of which 20,000,000 are Class A common shares, 5,000,000 Class B common shares, and 5,000,000 in Preferred shares.
All shares have been duly issued and are outstanding fully paid and non-assessable. One million shares of Class A common stock has been issued to James Turek, 1,000 shares of Class A common stock has been issued to Brandon D, Turek, 1,000 shares of Class A common stock has been issued to James N. Turek, II and 1,000 shares of Class A common stock have been issued to Ed Garstka. All issuances of PCM common stock shall be exchanged for newly issued TBLU stock. PCM has no subsidiary.

   (b) Corporate authority. PCM and its shareholders have the corporate right and authority to acquire and operate the properties and business now owned and operated by it and to issue and deliver the number of shares of its Common stock required to be issued hereunder to TBLU.

   (c) Disposition of assets.

      (1) On March 22, 2003, Show Me, Ink., a Nevada corporation, purchased the assets known as "GMB", from Mid-America Photographers of Texas, with the effective date of April 1, 2003. Show Me. Ink., assigned 100% of their interest in said assets owned by PCM, Inc. on
December 1, 2003 to PCM, Inc.   A copy of the agreement between Show
Me, Inc. and Mid-America Photographers of Texas shall be incorporated herein and is attached hereto as Exhibit "A". A copy of the assignment between Show Me, Ink. and PCM whereby PCM assumed the assets acquired by Show Me, Ink., shall be incorporated herein and is attached hereto as "Exhibit B".

   (d) Lawsuits and claims. PCM is not a party to or threatened by any litigation, proceeding, or controversy before any court or administrative agency which might result in any change in the business or properties of PCM or which change would be substantially adverse, taking into account the entire business and properties of PCM.

   (e) Taxes. PCM has filed with the appropriate governmental agencies all tax returns required by such agencies to be filed by it and is not in default with respect to any such filing. PCM has paid all taxes claimed to be due by state and local taxing authorities and has not been examined by representatives of the United States Internal Revenue Service for federal taxes during the past three fiscal years.

   (f) PCM and the undersigned shareholders have not made any material misrepresentation of its financial condition or failed to disclose any material fact or information which has been reasonably requested by TBLU.

   (g) For a period of six months after the merger as described herein, James Turek, as the surviving entity's newly appointed President hereby agrees not to issue any new shares except for a bona-fide acquisition or bona-fide financing a price not less than 1/2 of the bid price of the stock at the time of funding and no PIPES transactions for a period of twelve months post merger.

9. Interim conduct of business by PCM. Until the time of closing, PCM will conduct its business in the ordinary and usual course, and prior to the time of closing it will not, without the written consent of TBLU, borrow any money, incur any liability other than in the ordinary and usual course of business or in connection with the performance or consummation of this agreement, encumber or permit to be encumbered any of its properties and assets, dispose or contract to dispose of any property except in the regular and ordinary course of business, enter into any lease or contract for the purchase of real estate, form or cause to be formed any subsidiary, pay any bonus or special remuneration to any officer or employee, declare or pay any dividends, make any other distributions to its shareholders, or issue, sell, or purchase any stock, notes, or other securities.

10. Access to information. From the date hereof each party shall allow the other free access to its files and audits, including any and all information relating to taxes, commitments, and contracts, real estate and personal property titles, and financial condition. From the date hereof each party agrees to cause its auditors to cooperate with the other in making available all financial information requested, including the right to examine all working papers pertaining to audits made by such auditors.

11. Conditions and obligations of TBLU. Unless at the time of closing the following conditions are satisfied, TBLU shall not be obligated to make the transfer, assignment and conveyance as set forth in Section 1 herein, and otherwise to effectuate its part of the reorganization herein provided:

   (a) The representations and warranties of PCM set forth herein, are, on the date hereof and as of the time of closing, substantially correct.

   (b) The directors and shareholders of PCM have approved the consummation of this agreement and the matters herein provided.

   (c) No litigation or proceeding is threatened or pending for the purpose of with the probably effect of enjoining or preventing the consummation of this agreement or which would materially affect PCM operation or its assets.

   (d) PCM has complied with its agreements herein to be performed by it prior to the time of Closing.

12. Conditions of obligations of PCM. Unless at the time of closing the following conditions are satisfied, PCM shall not be obligated to issue and deliver the shares of its Common stock as set forth in Section 2 herein, and otherwise to effectuate its part of the reorganization herein provided:

   (a) The representations and warranties of TBLU set forth in Section 7 (a) - (g) inclusive, are, on the date hereof and as of the time of closing, substantially correct subject to any change made because of any action approved by PCM.

   (b) The directors of TBLU have approved and the holders of all of the outstanding shares of TBLU have voted in favor of the consummation of this agreement and the matters herein provided.

   (c) No litigation or proceeding is threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of this agreement or which would materially affect TBLU operation of the properties and business to be acquired by it hereunder.

   (d) At Closing the present officers and directors of TBLU shall resign and the following shall be appointed to assume the duties and responsibilities as officers and directors of the surviving entity:

   James Turek      President and Director
   James Toohey     Vice-President and Director
   Edward Garstka   Treasurer and Director
   James B. Bonn    Secretary

   (e) As the surviving entity, James Turek, in his capacity as the President of Telco Blue, hereby avers that the company will not enact a reverse split for a period of 24 consecutive months after the date of Closing.

   (f) James Turek, in his capacity as the President of Telco Blue, agrees that within 5 business days after receiving a request from a Telco Blue shareholder, that it will pro-actively assist any shareholder that possesses Rule 144 restricted shares by submitting written authorization to the company's transfer agent instructing them to remove the Rule 144 restrictive legend on any Telco Blue certificate where the shareholder has submitted the appropriate paperwork and, if that shareholder qualifies to have the legend the removed.

13. Abandonment of agreement. If by reason of the provisions of Sections 1 or 2 above herein, either party is not obligated to effectuate the reorganization, then either party which is not so obligated may terminate and abandon this agreement by delivering to the other party written notice of termination prior to the time of closing, and thereupon this agreement shall be terminated without further obligation or liability upon either party in favor of the other.

14. Authorization by shareholders. PCM and TBLU shall promptly take such action as may be necessary to call special meetings of their respective shareholders to authorize the consummation of this agreement and the matters herein provided, and each will recommend to its shareholders that this agreement and the matters herein provided, and all other matters necessary or incident thereto, be approved, authorized, and consummated.

15. Listing of TBLU stock issued to PCM. TBLU shall not be required to prepare and file a registration statement under the Securities Act of 1933 covering the shares of Common stock to be delivered hereunder, though it is not precluded from do so; However, within the proscribed time as set forth by Rule 8-K, PCM shall be obligated to prepare and file an 8-K information statement providing the requisite information on the acquisition.

16. Brokers' fees. Neither party has incurred nor will incur any liability for brokerage fees or agents' commissions in connection with the transactions contemplated hereby.

17. Execution of documents. At any time and from time to time after the time of closing, TBLU will execute and deliver to PCM and PCM will execute and deliver to TBLU such further conveyances, assignments, and other written assurances as PCM or TBLU shall reasonably request in order to vest and confirm PCM's shareholders and TBLU, respectively, title to the shares and/or assets to be and intended to be transferred, assigned, and conveyed hereunder.

18. Parties in interest. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation other than the parties hereto any rights or remedies under or by reason hereof.

19. Completeness of agreement. This agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby.

20. Survival of Representations and Warranties. Each of the parties hereto hereby agrees that all representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto shall survive for a period of three (3) years following the Closing Date and the consummation of the transactions contemplated hereby.

21. General Provisions.

   21.1 Headings and Interpretation. The headings used in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any term or provision of this Agreement.

   21.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

   21.3 Entire Agreement. This Agreement represents the entire understanding of the parties with reference to the matters set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications and prior agreements among the parties relating to the subject matter herein.

   21.4 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

   21.5 Applicable Law. This Agreement shall be governed by the substantive laws of the State of Nevada, without regard to its conflict of laws provisions.

   21.6 Notices:

If to PCM, Inc.:
3166 Custer Dr. #101
Lexington, KY 40517
859-245-5252 (Phone)
859-245-5105 (Fax)
Attn: James Turek, President

If to Telco Blue, Inc.:
5158 48th Ave., Ste. 119
Delta B.C.
Canada V4K - 5B6
604-684-0944 (Phone)
604-576-1891(Fax)
Attn: Daymon Bodard

Copy to:
Thomas F. Pierson, Esq.
Attorney for TBLU
240-266-5659 (Fax)
754-224-8329 (Phone)

   21.7 Counterparts and Facsimile Transmission Copies of Originals. This Agreement may be executed in several original or facsimile copy counterparts and all so executed and transmitted shall constitute one Agreement, binding on all the parties hereto even though all the parties are no signatories to the original or the same counterpart. Facsimile transmitted signatures shall be deemed valid as though they were originals and the parties may perform any and all obligations and duties in reliance on the facsimile copies.

   21.8 Further Assurances, Additional Documents, Etc. The parties will cooperate with each other to accommodate the intent of this agreement. PCM and TBLU will exchange all financial records of the respective company in a timely fashion so that there will be a seamless financial transition. Failure to timely provide all corporate and financial information on each respective company shall constitute a breach of this Agreement and the non-breaching party shall have the right to terminate this Agreement or seek damages at its sole discretion.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement and Plan of Reorganization as of the date first written above.


PCM, Inc.

/s/Jame Turek
-----------------------------
By:  James Turek, President


Telco Blue, Inc.

/s/Daymon Bodard
-----------------------------
By: Daymon Bodard, President
4